Exhibit 99.2

4804
CSX
HOW TOMORROW MOVES

CSX QUARTERLY FINANCIAL REPORT

FOURTH QUARTER 2015

CSX Corporation Announces Fourth-Quarter and Full-Year Earnings Results

Highlights:

•	Solid fourth quarter and full-year financial performance, including the company’s first sub-70 full-year operating ratio, despite challenging market conditions

•	Continued focus on pricing, efficiency and resource alignment helped offset market conditions in 2015

•	Impact of continued low commodity prices, strong U.S. dollar and energy market transition is expected to further challenge 2016 performance

JACKSONVILLE, Fla. - January 12, 2016 - CSX Corporation (Nasdaq: CSX) today announced fourth quarter net earnings of $466 million, a 5 percent decline from $491 million in the same period of 2014, or $0.48 per share, down 2 percent from $0.49 in the prior year.

Fourth quarter revenue declined 13 percent as pricing gains were more than offset by the impact of lower fuel recovery, a 6 percent volume decline and continued transition in the company’s business mix. Expenses also decreased 13 percent, primarily reflecting reduced fuel prices, lower volume-related costs and efficiency gains. As a result, operating income declined 12 percent to $791 million, while the operating ratio improved 20 basis points to 71.6 percent.

For the full year 2015, CSX generated $11.8 billion in revenue as growth in intermodal, automotive and minerals markets partially offset continued significant declines in coal. In this environment, the company delivered earnings per share of $2.00, up 4 percent from 2014, on net earnings of $2.0 billion. Improving service, resource alignment and efficiency gains helped generate operating income of nearly $3.6 billion and the company’s first sub-70 full-year operating ratio at 69.7 percent.

“CSX delivered solid results in 2015 by balancing strong service with compelling cost control and efficiency gains despite a market challenged by low commodity prices and global impacts of the strong U.S. dollar.” said Michael J. Ward, chairman and chief executive officer.

“With negative global and industrial market trends projected for 2016, full-year earnings per share are expected to be down compared to 2015. CSX will continue to be rigorous about efficiency, resources and service quality in order to maximize shareholder value and achieve a mid-60s operating ratio longer term.”

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900
Consolidated Financial Statements........p. 3	read in conjunction with the	Jacksonville, FL 32202	INVESTOR RELATIONS
Operating Statistics...............................p. 15	Company’s most recent	www.csx.com	David Baggs
Network Map.........................................p. 16	Annual Report on Form 10-K,		(904) 359-4812
	Quarterly Reports on Form		MEDIA
	10-Q, and any Current		Melanie Cost
	Reports on Form 8-K.		(904) 359-1702

CSX executives will conduct a quarterly earnings conference call with the investment community on January 13, 2016, from 8:30 a.m. to 9:30 a.m. Eastern time. Investors, media and the public may listen to the conference call by dialing 1-888-EARN-CSX (888-327-6279) and asking for the CSX earnings call. Callers outside the U.S., dial 1-773-756-0199. Participants should dial in 10 minutes prior to the call. In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, an internet replay of the presentation will be archived on the company website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

About CSX and its Disclosures

This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Slideshare (http://www.slideshare.net/HowTomorrowMoves). The social media channels used by CSX may be updated from time to time.

More information about CSX Corporation and its subsidiaries is available at www.csx.com and on Facebook (http://www.facebook.com/OfficialCSX).

CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 190 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

Forward-looking Statements

This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward- looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS (Unaudited)
(Dollars in millions, except per share amounts)

	Quarters Ended				Years Ended
	Dec. 25, 2015	Dec. 26, 2014	$ Change	% Change	Dec. 25, 2015	Dec. 26, 2014	$ Change	% Change

Revenue	$2,781	$3,192	$(411)	(13)%	$11,811	$12,669	$(858)	(7)%
Expense
Labor and Fringe	799	909	110	12	3,290	3,377	87	3
Materials, Supplies and Other	570	624	54	9	2,336	2,484	148	6
Fuel	201	361	160	44	957	1,616	659	41
Depreciation	312	290	(22)	(8)	1,208	1,151	(57)	(5)
Equipment and Other Rents	108	107	(1)	(1)	436	428	(8)	(2)
Total Expense	1,990	2,291	301	13	8,227	9,056	829	9

Operating Income	791	901	(110)	(12)	3,584	3,613	(29)	(1)

Interest Expense	(140)	(133)	(7)	(5)	(544)	(545)	1	—
Other Income (Expense) - Net (a)	90	7	83	1,186	98	(24)	122	508
Earnings Before Income Taxes	741	775	(34)	(4)	3,138	3,044	94	3

Income Tax Expense	(275)	(284)	9	3	(1,170)	(1,117)	(53)	(5)
Net Earnings	$466	$491	$(25)	(5)%	$1,968	$1,927	$41	2%

Operating Ratio	71.6%	71.8%			69.7%	71.5%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$0.48	$0.49	$(0.01)	(2)%	$2.00	$1.92	$0.08	4%

Average Shares Outstanding, Assuming Dilution (millions)	973	995			984	1,002

Cash Dividends Paid Per Common Share	$0.18	$0.16			$0.70	$0.63

CSX Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	(Unaudited)
	Dec. 25, 2015	Dec. 26, 2014
ASSETS

Cash and Cash Equivalents	$628	$669
Short-term Investments	810	292
Other Current Assets	1,528	1,611
Properties - Net	30,174	28,584
Investment in Affiliates and Other Companies	1,394	1,356
Other Long-term Assets	505	541
Total Assets	$35,039	$33,053

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-term Debt	$20	$228
Other Current Liabilities	1,932	1,879
Long-term Debt	10,683	9,514
Deferred Income Taxes	9,305	8,858
Other Long-term Liabilities	1,431	1,398
Total Liabilities	23,371	21,877

Total Shareholders' Equity	11,668	11,176
Total Liabilities and Shareholders' Equity	$35,039	$33,053

CSX Corporation

CONDENSED CONSOLIDATED CASH FLOW STATEMENTS (Unaudited)
(Dollars in millions)

	Years Ended
	Dec. 25, 2015	Dec. 26, 2014
OPERATING ACTIVITIES
Net Earnings	$1,968	$1,927
Depreciation	1,208	1,151
Deferred Income Taxes	456	298
Gains on Property Dispositions	(90)	(11)
Other Operating Activities - Net	(172)	(22)
Net Cash Provided by Operating Activities	3,370	3,343

INVESTING ACTIVITIES
Property Additions	(2,562)	(2,449)
Purchase of Short-term Investments	(1,739)	(1,433)
Proceeds from Sales of Short-term Investments	1,225	1,674
Proceeds from Property Dispositions	147	62
Other Investing Activities	37	(37)
Net Cash Used in Investing Activities	(2,892)	(2,183)

FINANCING ACTIVITIES
Long-term Debt Issued	1,200	1,000
Long-term Debt Repaid	(229)	(933)
Dividends Paid	(686)	(629)
Shares Repurchased (b)	(804)	(517)
Other Financing Activities - Net	—	(4)
Net Cash Used in Financing Activities	(519)	(1,083)

Net (Decrease) Increase in Cash and Cash Equivalents	(41)	77

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	669	592
Cash and Cash Equivalents at End of Period	$628	$669

SUPPLEMENTAL CASH FLOW INFORMATION
Interest Paid	$566	$475
Income Taxes Paid	$768	$741
Seller Financing Assets (c)	$307	$—

CSX Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Income Statement

a)	Other Income (Expense) - Net: During the quarter, the Company recorded $80 million of earnings, or $0.05 per share, due to a gain on property sale and other related income.

Cash Flow Statement

b)	Shares repurchased: During the fourth quarter and years ended of 2015 and 2014, the Company repurchased the following number of shares:

	Quarters Ended		Years Ended
	Dec. 25, 2015	Dec. 26, 2014	Dec. 25, 2015	Dec. 26, 2014
Shares Repurchased (Millions)	9	4	26	17
Cost of Shares (Dollars in millions)	$258	$129	$804	$517

c)	Seller Financing Assets: During 2015, the Company purchased 113 locomotives for $307 million, which will be paid for in 2016.

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)

Quarters Ended December 25, 2015 and December 26, 2014

	Volume			Revenue			Revenue Per Unit
	2015	2014	% Change	2015	2014	% Change	2015	2014	% Change
Agricultural
Agricultural Products	103	110	(6)%	$273	$301	(9)%	$2,650	$2,736	(3)%
Phosphates and Fertilizers	74	79	(6)	120	130	(8)	1,622	1,646	(1)
Food and Consumer	22	23	(4)	62	66	(6)	2,818	2,870	(2)
Industrial
Chemicals	149	158	(6)	500	548	(9)	3,356	3,468	(3)
Automotive	120	114	5	308	312	(1)	2,567	2,737	(6)
Metals	51	66	(23)	131	169	(22)	2,569	2,561	—
Housing and Construction
Forest Products	70	77	(9)	193	206	(6)	2,757	2,675	3
Minerals	79	76	4	115	114	1	1,456	1,500	(3)
Waste and Equipment	40	41	(2)	83	77	8	2,075	1,878	10
Total Merchandise	708	744	(5)	1,785	1,923	(7)	2,521	2,585	(2)

Coal	218	320	(32)	449	722	(38)	2,060	2,256	(9)

Intermodal	729	699	4	446	465	(4)	612	665	(8)

Other	—	—	—	101	82	23	—	—	—

Total	1,655	1,763	(6)%	$2,781	$3,192	(13)%	$1,680	$1,811	(7)%

Years Ended December 25, 2015 and December 26, 2014

	Volume			Revenue			Revenue Per Unit
	2015	2014	% Change	2015	2014	% Change	2015	2014	% Change
Agricultural
Agricultural Products	411	419	(2)%	$1,087	$1,130	(4)%	$2,645	$2,697	(2)%
Phosphates and Fertilizers	301	330	(9)	489	534	(8)	1,625	1,618	—
Food and Consumer	92	94	(2)	258	265	(3)	2,804	2,819	(1)
Industrial
Chemicals	621	620	—	2,093	2,178	(4)	3,370	3,513	(4)
Automotive	450	435	3	1,175	1,213	(3)	2,611	2,789	(6)
Metals	233	276	(16)	596	701	(15)	2,558	2,540	1
Housing and Construction
Forest Products	290	307	(6)	796	819	(3)	2,745	2,668	3
Minerals	311	293	6	469	459	2	1,508	1,567	(4)
Waste and Equipment	151	158	(4)	308	309	—	2,040	1,956	4
Total Merchandise	2,860	2,932	(2)	7,271	7,608	(4)	2,542	2,595	(2)

Coal	1,063	1,262	(16)	2,300	2,849	(19)	2,164	2,258	(4)

Intermodal	2,838	2,728	4	1,762	1,790	(2)	621	656	(5)

Other	—	—	—	478	422	13	—	—	—

Total	6,761	6,922	(2)%	$11,811	$12,669	(7)%	$1,747	$1,830	(5)%

CSX Corporation

VOLUME AND REVENUE
Revenue was down by $411 million to $2.8 billion from the prior year's fourth quarter as price gains were more than offset by lower fuel surcharge revenues, volume declines and negative mix.

Same Store Sales Pricing Year-Over-Year Change
% Change
All-In	4.1%
Merchandise and Intermodal	4.5%

Same store sales is defined as shipments with the same customer, commodity and car type, and the same origin and destination.

Revenue per unit was down 7% as pricing gains in the quarter were more than offset by lower fuel recoveries and negative mix. Same store sales pricing increased across all major markets (coal, merchandise and intermodal).

MERCHANDISE

Agricultural Sector

Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)
Volume			Revenue			Revenue Per Unit
2015	2014	% Change	2015	2014	% Change	2015	2014	% Change
199	212	(6)	$455	$497	(8)	$2,286	$2,344	(2)

% of Carloads

Agricultural Products - Volume declined due to challenging world market conditions and a strong U.S. dollar. Specifically, high levels of imported ethanol reduced rail moves to eastern markets and export grain was down significantly. These declines were partially offset by strength in domestic soybean moves, reflecting the trade-off between domestic use and export of U.S.-produced grain.

Phosphates and Fertilizers - Volume was down, consistent with producers cutting output and idling plants to match low demand levels resulting from depressed corn prices, combined with a weak export market due to the strength of the U.S. dollar.

Food and Consumer - Excess trucking capacity and lower than expected Western crop yields in produce resulted in lower rail volume.

CSX Corporation

Industrial Sector

Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)
Volume			Revenue			Revenue Per Unit
2015	2014	% Change	2015	2014	% Change	2015	2014	% Change
320	338	(5)	$939	$1,029	(9)	$2,934	$3,044	(4)
% of Carloads

Chemicals - Volume declined, reflecting the reduced movement of crude oil and frac sand due to continued low prices and oversupply of oil and gas. Other chemicals were flat in the quarter.

Automotive - Gains in automotive movement, especially SUVs and trucks, resulted from strong North American light vehicle production and consumer demand.

Metals - Volume was down, as domestic mills cut production in an effort to balance an oversupplied market due to high levels of steel imports.

Housing and Construction Sector

Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)
Volume			Revenue			Revenue Per Unit
2015	2014	% Change	2015	2014	% Change	2015	2014	% Change
189	194	(3)	$391	$397	(2)	$2,069	$2,046	1
% of Carloads

Forest Products - Volume was challenged by continued high inventory levels in building products combined with the secular decline in demand for paper products due to electronic substitution.

Minerals - Volume benefited from mild weather allowing for an extended aggregates shipping season in the Mid-Atlantic region.

Waste and Equipment - Despite gains in municipal waste, volume declined due to the conclusion of large remediation projects.

CSX Corporation

COAL

Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)
Volume			Revenue			Revenue Per Unit
2015	2014	% Change	2015	2014	% Change	2015	2014	% Change
218	320	(32)	$449	$722	(38)	$2,060	$2,256	(9)

% of Tons

Domestic Utility Coal - Volume declined as a result of low natural gas prices favoring natural gas power generation, mild weather and high stockpiles. In addition, damage at several utility plants from flooding in South Carolina negatively impacted volumes.

Domestic Coke, Iron Ore and Other - Declines in the coke and industrial markets reflect the weak metal and coal environment.

Export Coal - Reductions in both metallurgical and thermal coal volume point to an ongoing weak market due to global oversupply and the strength of the U.S. dollar.

	Quarters Ended			Years Ended
	Dec. 25, 2015	Dec. 26, 2014	% Change	Dec. 25, 2015	Dec. 26, 2014	% Change
(Millions of Tons)
Domestic
Utility	13.6	19.0	(28)%	66.2	77.8	(15)%
Coke, Iron Ore and Other	5.4	7.8	(31)	24.3	26.1	(7)
Total Domestic	19.0	26.8	(29)	90.5	103.9	(13)
Export
Metallurgical	3.6	5.9	(39)	18.9	23.4	(19)
Thermal	2.4	3.6	(33)	11.9	15.6	(24)
Total Export	6.0	9.5	(37)	30.8	39.0	(21)

Total Coal	25.0	36.3	(31)%	121.3	142.9	(15)%

CSX Corporation

INTERMODAL

Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)
Volume			Revenue			Revenue Per Unit
2015	2014	% Change	2015	2014	% Change	2015	2014	% Change
729	699	4	$446	$465	(4)	$612	$665	(8)
% of Units

Domestic - Domestic volume increased 14% driven by customer growth, continued success with CSX’s highway-to-rail (H2R) conversion program and new service offerings.

International - International volumes declined 9% due to prior competitive losses and a weak peak shipping season.

Intermodal Network

CSX Corporation

OTHER REVENUE
Other revenue increased $19 million primarily due to unfavorable prior year adjustments to revenue reserves.

FUEL SURCHARGE

Fuel surcharge revenue is included in the individual markets detailed within the volume and revenue explanations above. Fuel lag is the difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are generally on a two month lag.

	Quarters Ended			Years Ended
(Dollars in millions)	Dec. 25, 2015	Dec. 26, 2014	$ Change	Dec. 25, 2015	Dec. 26, 2014	$ Change
Fuel Surcharge Revenue	$86	$284	$(198)	$538	$1,184	$(646)
Fuel Lag Benefit	$8	$23	$(15)	$63	$27	$36

CSX Corporation

EXPENSE
Expenses of $2.0 billion decreased $301 million, or 13% year over year, primarily driven by lower fuel costs of $160 million. Also included in the quarter were lower volume-related costs and efficiency savings. Variances are described below.

LABOR AND FRINGE

•	Inflation resulted in $28 million of additional cost driven by wages partially offset by reduced health and welfare costs.

•	Incentive compensation was $53 million lower reflecting the expected award payouts on existing plans.

•	Volume-related costs were $43 million lower.

•	Efficiency savings of $38 million were primarily a result of reduced crew starts due to the Company's train length initiatives, lower operating support costs, and reduced management headcount.

•	Restructuring costs of $37 million related to 2015 workforce reduction initiatives were less than 2014 costs of $39 million.

•	Other costs decreased $2 million.

EMPLOYEE COUNTS (Estimated)

	2015	2014 (a)	Change
October	29,960	31,906	(1,946)
November	29,913	32,170	(2,257)
December	29,410	32,287	(2,877)
Average	29,761	32,121	(2,360)
(a) 2014 employee counts were corrected by an immaterial omission of approximately 100 employees.

MATERIALS, SUPPLIES AND OTHER

•	Inflation resulted in $13 million of additional cost.

•	Restructuring costs of $11 million relate to asset impairment charges on operating facilities which were closed in 2015.

•	Volume-related costs were $29 million lower.

•	Efficiency savings of $20 million were driven by a reduction in professional costs as well as lower operating support costs.

•	Casualty and freight loss expenses decreased by $15 million primarily due to lower injury claim trends and less freight damage claim losses.

•	Other costs decreased $14 million primarily due to decreased terminal expenses.

CSX Corporation

FUEL

•	Efficiency losses of $7 million were due to unfavorable traffic mix.

•	Locomotive fuel price decreased 39% and reduced expense by $117 million.

•	Volume-related costs were $40 million lower.

•	Other fuel savings of $10 million were primarily due to lower non-locomotive fuel price.

	Quarters Ended			Years Ended
(Dollars and Gallons In Millions, Except Price per Gallon)	Dec. 25, 2015	Dec. 26, 2014	Fav / (Unfav)	Dec. 25, 2015	Dec. 26, 2014	Fav / (Unfav)
Estimated Locomotive Fuel Consumption (Gallons)	116.8	128.2	11.4	487.5	507.3	19.8
Price per Gallon (Dollars)	$1.58	$2.61	$1.03	$1.80	$2.95	$1.15
Total Locomotive Fuel Expense	$185	$335	$150	$878	$1,498	$620
Other	16	26	10	79	118	39
Total Fuel Expense	$201	$361	$160	$957	$1,616	$659

DEPRECIATION
Depreciation expense increased $22 million due to a larger asset base and the cycling of a prior year adjustment related to retirements.

EQUIPMENT AND OTHER RENTS

•	Inflation resulted in $6 million additional cost related to rates on automotive and intermodal cars.

•	Volume-related costs were $5 million higher due to increases in automotive and intermodal activity.

•	Efficiency savings of $8 million were due to improved car cycle times.

•	Other costs decreased $2 million.

CSX Corporation

OPERATING STATISTICS (Estimated)

TON MILES

	Quarters Ended			Years Ended
	Dec. 25, 2015	Dec. 26, 2014	Improvement / (Deterioration)	Dec. 25, 2015	Dec. 26, 2014	Improvement / (Deterioration)
Revenue Ton-Miles (Billions)
Merchandise	35.9	37.9	(5)%	144.9	148.6	(2)%
Coal	11.0	17.9	(39)	56.3	69.5	(19)
Intermodal	7.1	7.0	1	28.2	27.1	4
Total	54.0	62.8	(14)%	229.4	245.2	(6)%

Gross Ton-Miles (Billions)
Total Gross Ton-Miles	102.4	114.5	(11)%	426.1	445.9	(4)%
(Excludes locomotive gross ton-miles)

SAFETY AND SERVICE

While remaining an industry safety leader, CSX’s FRA train accident frequency rate of 2.46 for the quarter is 16% unfavorable and the FRA reportable personal injury frequency index of 1.05 is up 25%.  The Company remains committed to continuous improvement, with safety programs emphasizing avoidance of catastrophic events and minimizing impact to the communities we serve.

CSX’s operating performance continued to improve in the fourth quarter. On-time originations improved to 79%, a 52% improvement year over year, and on-time arrivals increased to 61%, a 42% improvement year over year. Average train velocity and dwell improved to 21.1 miles per hour and 25.4 hours, respectively, both improvements of 3% over prior year.  The Company expects to maintain network fluidity while continuing to drive productivity and resource efficiency. Productivity gains in 2015 were partially a result of an improvement in train length, which increased 12% and 8% over the prior year quarter and prior full year, respectively. The Company will remain focused in 2016 on continuing our train length initiative.

	Quarters Ended			Years Ended
	Dec. 25, 2015	Dec. 26, 2014	Improvement / (Deterioration)	Dec. 25, 2015	Dec. 26, 2014	Improvement / (Deterioration)
Safety and Service Measurements
FRA Personal Injury Frequency Index	1.05	0.84	(25)%	0.88	0.98	10%
(Number of FRA-reportable injuries per 200,000 man-hours)
FRA Train Accident Rate	2.46	2.12	(16)%	2.44	2.41	(1)%
(Number of FRA-reportable train accidents per million train miles)

On-Time Originations	79%	52%	52%	67%	56%	20%
On-Time Arrivals	61%	43%	42%	51%	45%	13%

Train Velocity (Miles per hour)	21.1	20.4	3%	20.5	20.1	2%
Dwell (Hours)	25.4	26.3	3%	25.8	26.3	2%

Cars-On-Line	206,088	204,766	(1)%	206,078	203,699	(1)%

CSX Rail Network

Montreal
Syracuse
Selkirk
Buffalo
Detroit
Chicago
Walbridge
Cleveland
Stanley
Willard
Columbus
Cumberland
Greenwich
Locust Point
Curtis Bay
Avon
Cincinnati
Russell
Evansville
Louisville
Richmond
Rocky Mount
Nashville
Hamlet
Florence
Atlanta
Birmingham
Charleston
Montgomery
E. Savannah
Waycross
Mobile
Jacksonville
New Orleans
Tampa
Major Terminals
CSX Rail Network